MagneGas
Clean Energy • Clean Environment

OTCBB: MNGA
WWW.MAGNEGAS.COM
MARCH 2012

INVEST IN...

- Proprietary Plasma Arc Flow refining system that produces a clean burning hydrogen based fuel called MagneGas™
- ***MagneGas™ fuel is a Metal Cutting Industry Changing Fuel*** that is interchangeable with natural gas, propane and acetylene, but with, what the Company believes to be, much lower emissions
- ***MagneGas™*** is set to displace current fuel gases such as acetylene and propane in the ***$5 billion metal cutting market as it is a cheaper, faster and cleaner alternative***
- First mover advantage by bringing innovation and patent protected technology to Metal Cutting Industry in over 50 years.

OUTLOOK

- MagneGas expects to increase revenue through rapid growth in production and sales of MagneGas in the $5 billion metal cutting markets
- ***Significant customer pipeline that includes distributors across the US where demand is outpacing supply***
- ***Ongoing Contract Negotiations*** for large validating customers that include the US Military and a Major Automotive Company in which the Company would convert from Acetylene to MagneGas™ in plants across the U.S.
- Increased efforts on R&D for liquefying MagneGas, using composite cylinders and commercial hydrogen production
- International growth expected through licensing agreements in Europe, China, and other foreign markets

FINANCIAL DATA

Stock Price	$0.25
Market Cap	$43.64M
Average Daily Trading Volume	96,831
Float	51.89M
Shares Outstanding	153.25M

All numbers in millions, except stock price, revenue and daily liquidity. Stock price as of March 9, 2012.

COMPANY PROFILE

MagneGas Corporation is an alternative energy company that creates and produces a hydrogen based alternative fuel. MagneGas has developed a process which transforms various types of feedstock through a proprietary plasma arc machine. The product of this process is to produce an alternative to natural gas currently sold in the metalworking market. MagneGas bottles the gas in cylinders for the purpose of distribution to the metalworking market as an alternative to acetylene. Additionally, MagneGas markets, for sale or licensure, its proprietary plasma arc technology. MagneGas has established a retail and wholesale platform to sell its fuel for use in the metalworking and manufacturing industries in multiple regions across the U.S.

GROWTH STRATEGY

The Company's primary goal is to become the World's premier fuel producer in the $5 billion metal working industry. MagneGas is focused on increasing its domestic market share as a metal working fuel through wholesale contracts with industrial gas distributors in the US as well as directly to major end customers. Additionally, MagneGas™ is interchangeable with existing fuels such as Acetylene, Propane, and Natural Gas. Keys of the Company's Growth strategy include:

▶ ***Focus on Domestic Wholesale Fuel Sales*** – MagneGas has continued to expand fuel sales through partnerships with domestic gas manufacturers and distributors. The Company has key domestic partnerships with distributors in Alabama, Michigan, Pennsylvania, Ohio and Louisiana whose total estimated demand is over 20x current fulfillment. Acetylene supply constraints and safety questions have put increased pressure on Acetylene prices and have increase demand for MagneGas™

▶ ***Finalize Additional Active Contracts Currently Under Negotiation*** – Company is in position to win major validation contracts with large multinational companies as well as with the US Military in which MagneGas™ is under consideration for use in the dismantling and recycling of ships.

▶ ***Expand International Footprint through Refinery Sales*** – MagneGas owns 20% interest in MagneGas Europe and has 20% ownership in JV with Beijing based DDI Industrial International, a waste water management firm who has invested ~3MM into MagneGas and has also purchased a refinery.

▶ ***Continue to Invest in R&D and Patent Portfolio*** – Includes liquefaction of MagneGas™ to significantly expand applications, use of composite cylinders and separation of hydrogen from MagneGas™ for commercial sale.

MAGNEGAS ADVANTAGES OVER OTHER GASES

Metal Working Attributes	MagneGas™	Acetylene
Slag	Little or None	Significant
Top Edge Rollover	None	Significant
Soot	None	Significant
Noxious / Harmful Fumes	Minimal (yields 12.5% O2)	Significant Hazard
Pooling if Leaked	None (lighter than air)	Significant Hazard
Porous Filler / Stabilizer	None	20% by Volume
Useable Gas in Cylinder	100%	80%
Oxygen Ratio	1:1	2:1

PATENTED PLASMA ARC FLOW TECHNOLOGY

The patented Plasma Arc Flow process is based on the flow of a carbon-rich, liquid feedstock through an electric arc between two electrodes submerged in the feedstock. The arc decomposes the liquid molecules into atoms and forms an ultra-high temperature plasma around the tips of the electrodes which sterilizes any waste matter. The Plasma Arc Flow also controls the formation of MagneGas™, a hydrogen-rich fuel, which bubbles to the surface of the refining vessel for easy collection and subsequent compression. In this way, the feedstock is converted into MagneGas™ with minimal by-products such as sterilized water (if using sewage as feedstock) and only a small amount of carbonaceous precipitates or other inert solids which are strained out for periodic removal and disposal.

MANAGEMENT

Dr. Ruggero Maria Santilli - *Chairman and CEO*

Dr. Santilli is a former Harvard and MIT Professor of physics and applied mathematics. Nominated for Nobel Prizes in physics and chemistry. Renowned for broadening Quantum Mechanics theory to predict new, clean energies.

Scott Wainwright – President

Previously founded and served as CEO of 30-employee real estate investment firm, growing it quickly to profitability. Government contracts expert and GSA certified

Luisa Ingargiola – CFO

Former Budget and Expense Manager for MetLife, managing $30MM annual budget. BA in Business Administration, MBA in Health Administration from University of South Florida

PRODUCTS

1) MagneGas™ Fuel

The Company created MagneGas™ to become a viable replacement for Acetylene in the $5 billion metal cutting market. ***When comparing costs, MagneGas™ is less expensive than acetylene. The current cost of one acetylene cylinder is around $50 where as one cylinder of MagneGas™ is selling between $20 and $35.*** Due to the high cost of raw materials for acetylene, MagneGas generates more profit per cylinder than acetylene. MagneGas™ also uses less Oxygen than Acetylene and Propane thereby saving customers money on Oxygen cylinders. ***Main traits of MagneGas™ compared to Acetylene include:***

- ***Cost Effectiveness*** – Only 80% of Acetylene cylinders are deemed usable; MagneGas™ is at 100% and costs less
- ***Cuts Faster and Better*** - MagneGas™ concentrates the heat at the precise point of the cut, creating faster, higher quality cuts every time thus improving the performance of equipment and productivity of employees
- ***Cuts Cleaner*** – MagneGas™ can be used indoors with which the Company believes has lower toxicity than Acetylene and no harmful emissions – actually emits 12.5% oxygen

2) Refineries

MagneGas custom builds refineries to the specification of its customers. Refineries range from a 50KW unit that produces MagneGas for a metal cutting shop up to a 1 megawatt plant capable of processing feedstock in high volume.

CONTACT INFORMATION

MagneGas Corporation
Luisa Ingargiola, CFO
150 Rainville Road
Tarpon Springs, FL 34689
Phone: (727) 934-3448
Email: luisa.ingargiola@magnegas.com

KCSA Strategic Communications
Phil Carlson
880 Third Avenue, 6th Floor
New York, NY 10022
Phone: (212) 896-1233
Email: pcarlson@kcsa.com